Exhibit (e)(3)

SHELTON FUNDS

AMENDMEMT NO. 1 TO

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of November 12, 2020 (this “Amendment”) to the Amended and Restated Distribution Agreement dated as of February 8, 2018, as amended by Amendment No. 1 dated November 12, 2020 (the “Agreement”), is entered into by and between SHELTON FUNDS, a Delaware statutory trust, (the “Trust”) and RFS PARTNERS, LP, a California limited partnership (the “Distributor”).

WHEREAS, the Trust and the Distributor wish to amend the Agreement to provide for the payment of fees to the Distributor.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Section 2(a) of the Distribution Agreement is hereby deleted in its entirety and replaced with the following:

(a)	The Distributor shall be entitled to receive the fees described in Appendix C attached hereto.

2.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

SHELTON FUNDS	RFS PARTNERS, LP

/s/Stephen C. Rogers	/s/Stephen C. Rogers
Stephen C. Rogers	Stephen C. Rogers
Chairman	President

APPENDIX A

LIST OF SERIES

Green California Tax-Free Income Fund

U.S. Government Securities Fund

The United States Treasury Trust

S&P 500 Index Fund

S&P MidCap Index Fund

S&P SmallCap Index Fund

Shelton Core Value Fund

Nasdaq-100 Index Fund

Shelton Green Alpha Fund

APPENDIX C

FEES

In consideration for the services to be provided by the Distributor under the Agreement, the Distributor shall be entitled to receive an annual fee of $4,500 from each Fund listed on Appendix A.